Exhibit 99.01

Glu Mobile Inc.

2015 Executive Bonus Plan

(Approved by the Compensation Committee on December 16, 2014)

Effective Date:	December 16, 2014 for the 2015 fiscal year of Glu Mobile Inc. (the “Company”).

Eligibility:

1.      The following executive officers of the Company (the “Executive Officers”) are eligible to participate:

•   Niccolo de Masi, the Company’s President and Chief Executive Officer;

•   Eric R. Ludwig, the Company’s Executive Vice President Chief Operating Officer and Chief Financial Officer;

•   Chris Akhavan, the Company’s President of Publishing; and

•   Scott Leichtner, the Company’s Vice President and General Counsel

2.      The Executive Officer must be employed by the Company on the date bonuses are paid to be eligible to receive a bonus.

Bonus Level:	Target bonus levels are a fixed percentage of the Executive Officer’s annual base salary as of December 31, 2015. The exact percentage is specified in the Executive Officer’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”).

Frequency:	Awarded 100% on an annual basis.

Bonus Components:

For each of the Executive Officers, the total bonus is composed of the following two parts.

•   50% of the bonus is awarded based on the Company achieving the 2015 Annual Non-GAAP Revenues goal; and

•   50% of the bonus is awarded based on the Company achieving the 2015 Annual Adjusted EBITDA goal.

The 2015 Annual Non-GAAP Revenues goal and the 2015 Annual Adjusted EBITDA goal will be evaluated independently of each other. No bonuses will be paid with respect to a goal unless the Company achieves such goal at a specified threshold established in Glu’s Board approved 2015 Operating Plan (the “Plan Threshold”). To the extent that the Company achieves a goal at a level equal to the Plan Threshold for such goal, then each Executive Officer will receive a bonus that equals 50% of his target bonus amount for each such goal. Accordingly, if the Company were to achieve both goals at a level equal to the Plan Threshold, then each Executive Officer will receive a bonus that equals 100% of his target bonus.

There are additive compensation components that provide for additional payouts on a straight-line basis if the Company exceeds the Plan Threshold for either goal, with the Executive Officers eligible to receive bonuses of up to the following maximum target bonus percentages for maximum achievement on each of the two goals:

•   Mr. de Masi – 500%;

•   Mr. Ludwig – 200%;

•   Mr. Akhavan – 200%; and

•   Mr. Leichtner – 100%.

Because each goal is evaluated independently of each other, overachievement on one goal cannot compensate for underachievement on the other goal.

Payment Timing:	All bonus payments made under the Bonus Plan shall be made no later than March 15, 2016.

Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.

Employment Relationship:	Employment with the Company is at-will and participation in this Bonus Plan in no way constitutes an employment contract conferring either a right or obligation of continued employment.

Governing Law:	The Bonus Plan will be governed by and construed in accordance with the laws of the State of California.